EXHIBIT 99.1

Team, Inc. Announces Third Quarter Impact of Weather Delays, Revises Earnings Guidance and Announces Revaluation of Venezuelan Operations

SUGAR LAND, Texas, March 20, 2014 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today pre-announced that it expects to report adjusted earnings for the third fiscal quarter ending February 28, 2014 of about $0.01 per share (excluding the impact of the currency revaluation discussed below) on revenues of about $163 million for the quarter. The results for the quarter have been negatively impacted by significant disruptions in business activity due to the uncharacteristically adverse and prolonged winter weather across the United States and Canada. Additionally, Team announced that it expects fourth quarter earnings to be $0.65 to $0.80 per diluted share and fourth quarter revenues to be in the range of $210 million to $225 million, implying full year earnings (adjusted) in the range of $1.50 to $1.65 per diluted share and full year revenues between $750 million to $765 million.

"We believe weather-related deferrals and disruptions reduced our revenues by about $6 million and our earnings by $0.10 to $0.12 per share in the third quarter," said Phil Hawk, Team's Chairman and CEO. "Reflecting these third quarter weather impacts, as well as a slower than expected start to the spring turnaround season, we are revising our full year earnings guidance," said Hawk.

Team expects to issue its full third quarter financial statements after the close of market on Monday, April 7, 2014.

Venezuelan revaluation

Additionally, Team announced that, due to the continuing political and economic destabilization in Venezuela, it is revaluing its Venezuelan operations as of the beginning of the quarter ending February 28, 2014. For purposes of converting local financial statements to U.S. dollars, Team is now using the alternative state-run SICAD rate of approximately 11.8 bolivares fuertes per U.S. dollar rather than the "official" exchange rate of 6.3 to 1, which Team had previously utilized. As a result of this revaluation, Team will incur a $1.9 million non-routine, non-cash charge ($0.06 per share, after tax) in the third quarter.

"Based on recent changes to the operations of Venezuelan currency exchange rate mechanisms, we believe future remittances of dividend payments, if approved by the Central Bank of Venezuela, would be transacted at the SICAD rate. Consequently, we believe the SICAD rate represents a more realistic rate at which to translate our local currency financial statements than the official rate," said Ted Owen, Team's Chief Financial Officer. "We also caution that further devaluations can be expected as a market-based, state-run SICAD II exchange is anticipated to be put in place by the Central Bank of Venezuela in the near future," said Owen.

Annual revenues from Venezuelan operations represent less than one percent of the Company's consolidated revenues. After giving effect to the revaluation in the third quarter, the Company's net assets in Venezuela, subject to future changes in exchange rates, is approximately $2.4 million.

Conference Call

In connection with this release, Team will hold a brief conference call for investors on Friday, March 21, 2014 beginning at 8:00 a.m. Central Time. The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference by phone may call 877-415-3182 and use conference code 65689391.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

CONTACT: Ted W. Owen
         (281) 331-6154